Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brocade Communications Systems, Inc.:
We consent to the use of our reports dated December 16, 2013, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 26, 2013 and October 27, 2012 and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended October 26, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 26, 2013, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
December 16, 2013